Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	)	Chapter 11
)
ATHEROGENICS, INC.,	)	Case No. 08-78200
)
Debtor.	)	Judge Massey
)

SECOND AMENDED PLAN FILED BY THE DEBTOR
April 14, 2009
KING & SPALDING LLP
James A. Pardo, Jr.
Georgia Bar No. 561206
jpardo@kslaw.com
Michelle L. Carter
Georgia Bar No. 114571
mcarter@kslaw.com
1180 Peachtree Street
Atlanta, Georgia 30309-3521
Telephone: (404) 572-4600
Facsimile: (404) 572-5129
Counsel for the Debtor

TABLE OF CONTENTS

ARTICLE I Definitions and General Provisions		1
1.1	Definitions	1

ARTICLE II Classification of Claims and Interests; Impairment		11
2.1	Summary	11
2.2	Deemed Acceptance of Plan	11
2.3	Deemed Rejection of Plan	11
2.4	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	11

ARTICLE III Treatment of Claims and Interests		12
3.1	Class 1 — Secured Claims	12
3.2	Class 2 — Priority Claims	12
3.3	Class 3 — Claim of the 2008 Notes	13
3.4	Class 4 — Claim of the 2011 Notes	13
3.5	Class 5 — Claim of the 2012 Notes	13
3.6	Class 6 — General Unsecured Claims	14
3.7	Class 7 — Unsecured Convenience Claims	14
3.8	Class 8 — Interests	15
3.9	Special Provision Governing Unimpaired Claims	15

ARTICLE IV Treatment of Unclassified Claims		15
4.1	Summary	15
4.2	Administrative Expense Claims	15
4.3	Gap Period Claims	16
4.4	Priority Tax Claims	16

ARTICLE V Treatment of Executory Contracts and Unexpired Leases		17
5.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	17
5.2	Claims Based on Rejection of Executory Contracts or Unexpired Leases	17

ARTICLE VI Means for Implementation of Plan		17
6.1	Continued Corporate Existence	17
6.2	Liquidating Fund	17
6.3	The Liquidating Agent	17
6.4	Billing and Collection of Accounts Receivable	19
6.5	Maintenance of Bank Accounts and Distribution of Liquidation Proceeds	19
6.6	Cancellation of Existing Securities of Debtor and Agreements	19
6.7	Cancellation of Notes and Termination of Indentures	20
6.8	Corporate Action	20
6.9	Preservation of Causes of Action	21
6.10	Effectuating Documents; Further Transactions	21
6.11	Sales of Remaining Assets	21
6.12	Exemption From Certain Transfer Taxes and Recording Fees	21
6.13	Further Authorization	22

ARTICLE VII Provisions Regarding Corporate Governance of Debtor		22
7.1	Amended Certificate of Incorporation and Amended By-Laws	22
7.2	Directors and Officers of Debtor	22

ARTICLE VIII Distributions		22
8.1	Disbursing	22
8.2	Timing and Calculation of Amounts to be Distributed	22
8.3	Distributions of Cash	23
8.4	No Interest on Claims or Interests	23
8.5	Delivery of Distributions	23
8.6	Distributions to Holders as of the Distribution Record Date	23
8.7	De Minimis Distributions	24
8.8	Withholding Taxes	24

ARTICLE IX Procedures for Treating and Resolving Disputed Claims		24
9.1	Objections to Claims	24
9.2	No Distributions Pending Allowance	25
9.3	Estimation of Claims	25
9.4	Resolution of Claims Objections	25
9.5	Distributions After Allowance	25
9.6	Distributions On Claims Covered by Insurance	26

ARTICLE X Effect of Plan on Claims and Interests		26
10.1	Vesting of Remaining Assets	26
10.2	Satisfaction of Claims	26
10.3	Release by Debtor of Certain Parties	26
10.4	Release by Holders of Claims and Interests	27
10.5	Setoffs	27
10.6	Exculpation and Limitation of Liability	28
10.7	Injunction	28
10.8	Insurance	28
10.9	Effect of Confirmation	28

ARTICLE XI Conditions Precedent		29
11.1	Conditions to Confirmation	29
11.2	Conditions to the Effective Date	29
11.3	Waiver of Conditions to Confirmation or Consummation	30

ARTICLE XII Retention and Scope of Jurisdiction of the Bankruptcy Court		30
12.1	Retention of Jurisdiction	30
12.2	Alternative Jurisdiction	31
12.3	Final Decree	31

ARTICLE XIII Miscellaneous Provisions		32
13.1	Modification of this Plan	32
13.2	Plan Supplement	32
13.3	Allocation of Plan Distributions Between Principal and Interest	32
13.4	Creditors’ Committee	32
13.5	Applicable Law	33
13.6	Preparation of Estate’s Returns and Resolution of Tax Claims	33

-ii-

13.7	Headings	33
13.8	Revocation of Plan	33
13.9	Severability of Plan Provisions	33
13.10	No Admissions; Objection to Claims	33
13.11	No Bar to Suits	33
13.12	Exhibits/Schedules	34
13.13	Conflicts	34
13.14	Notices	34
13.15	Designated Notice	34

-iii-

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	) )	Chapter 11
ATHEROGENICS, INC.,	) )	Case No. 08-78200
Debtor.	) )	Judge Massey
SECOND AMENDED PLAN FILED BY THE DEBTOR
INTRODUCTION
     COMES NOW AtheroGenics, Inc., debtor and debtor-in-possession in the above-captioned case, and proposes this Second Amended Plan for the resolution of the outstanding Claims against and Interests in the Debtor. The Debtor is the proponent of this Plan within the meaning of Section 1129 of the Bankruptcy Code.
ARTICLE I
Definitions and General Provisions
     For the purposes of this Plan, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article 1.1 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.
     1.1 Definitions. The following terms shall have the following meanings when used in this Plan:
          1.1.1 “2008 Indenture” means that Indenture dated as of August 19, 2003 between the Debtor and the 2008 Trustee.
          1.1.2 “2008 Notes” means those AtheroGenics, Inc. 4.5% Convertible Notes Due September 1, 2008, issued under the 2008 Indenture.
          1.1.3 “2008 Trustee” means The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Trust Company of Florida, N.A., as Trustee under the 2008 Indenture and with regard to the 2008 Notes.
          1.1.4 “2011 Indenture” means that Indenture dated as of July 11, 2007 between the Debtor and the 2011 Trustee.
          1.1.5 “2011 Notes” means those AtheroGenics, Inc. 4.5% Convertible Notes Due March 1, 2011, issued under the 2011 Indenture.

          1.1.6 “2011 Trustee” means The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Trust Company of Florida, N.A., as Trustee under the 2011 Indenture with regard to the 2011 Notes.
          1.1.7 “2012 Indenture” means that Indenture dated as of January 12, 2005 between the Debtor and the 2012 Trustee.
          1.1.8 “2012 Notes” means those AtheroGenics, Inc. 1.5% Convertible Notes Due February 1, 2012, issued under the 2012 Indenture.
          1.1.9 “2012 Trustee” means The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Trust Company, N.A., as Trustee under the 2012 Indenture with regard to the 2012 Notes.
          1.1.10 “Administrative Expense Claim” means a Claim for payment for costs and expenses of administration of the Estate of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Sections 507(a)(1) or 507(b) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Conversion Date, of preserving the Estate and operating the business of the Debtor, including wages, salaries or commissions for services rendered after the entry of the Order for Relief, Professional Compensation, and all fees and charges assessed against the Estate under Chapter 123 of title 28, United States Code.
          1.1.11 “Allowed” shall mean, when used in reference to a Claim, such Claim or any portion thereof that (i) has been allowed by a Final Order of the Bankruptcy Court; (ii) is listed in any of the Debtor’s Schedules and for which no contrary proof of claim has been filed, other than a Claim that is listed in any of the Debtor’s Schedules at zero or as disputed, contingent, or unliquidated; (iii) is evidenced by a proof of claim that has been timely filed with the Bankruptcy Court or the Claims Agent on or before the applicable bar date or deemed to be timely filed pursuant to any Final Order of the Bankruptcy Court or under applicable law, and as to which (A) no objection to its allowance has been filed on or before the Claims Objection Deadline or (B) any objection to its allowance has been settled or withdrawn, or has been overruled by a Final Order; or (iv) is allowed pursuant to the terms of this Plan (regardless of whether such Claim has been listed by the Debtor in its Schedules and regardless of whether a proof of claim has been filed in respect thereof); provided, however, that Claims allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court shall not be considered Allowed Claims for the purposes of Distribution under this Plan.
          1.1.12 “Amended By-Laws” means the amended by-laws of the Post-Confirmation Debtor prepared pursuant to Article 7.1 of this Plan, which shall be in substantially the form contained in the Plan Supplement.
          1.1.13 “Amended Certificate of Incorporation” means the amended and restated articles or certificate of incorporation of the Post-Confirmation Debtor prepared pursuant to Article 7.1 of this Plan, which shall be in substantially the form contained in the Plan Supplement.

          1.1.14 “Avoidance Action” means any and all actual or potential claims of the Estate or Causes of Action arising out of or maintainable pursuant to Sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether or not such action has been commenced prior to the Effective Date.
          1.1.15 “Ballot” means each of the ballot forms that were distributed with the Disclosure Statement to Holders of Claims included in Classes 6 and 7 that are Impaired under this Plan and are entitled to vote under Article II of this Plan to accept or reject this Plan.
          1.1.16 “Bankruptcy Case” means the Chapter 11 case of the Debtor that is pending and being administered in the Bankruptcy Court as Bankruptcy Case No. 08-78200-JEM. Unless expressly excluded herein, Bankruptcy Case includes the Chapter 7 case initiated by the Involuntary Petition.
          1.1.17 “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Bankruptcy Case.
          1.1.18 “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division, or, in the event such court ceases to exercise jurisdiction over the Bankruptcy Case, such court or adjunct thereof that exercises jurisdiction over the Bankruptcy Case in lieu of the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division.
          1.1.19 “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as applicable to the Bankruptcy Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applied to the Bankruptcy Case or proceedings therein, as the case may be.
          1.1.20 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Atlanta, Georgia are required or authorized to close by law or executive order.
          1.1.21 “Cash” means legal tender of the United States of America and equivalents thereof.
          1.1.22 “Causes of Action” means, without limitation, all Avoidance Actions, any and all actions, causes of action, suits, accounts, agreements, promises, rights to payment and claims of the Debtor, whether known or unknown, existing or hereafter arising, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively, at law, in equity, or otherwise; provided, however, the term “Causes of Action” shall not include any actions, causes of action, suits, accounts, agreements, promises, rights to payment or claims released pursuant to Article X of this Plan.

          1.1.23 “Certificate” means any instrument, including, without limitation, any note, bond, indenture, or other document evidencing or creating any indebtedness or obligation of the Debtor evidencing a Claim.
          1.1.24 “Claim” means a claim against the Debtor, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.
          1.1.25 “Claims Agent” means Administar Services Group, LLC.
          1.1.26 “Claims Objection Deadline” means, for each Claim, either (a) the first Business Day which is ninety (90) days after the later of (i) the Effective Date or (ii) the date on which a specific Proof of Claim was filed or (b) such other time as may be ordered by the Bankruptcy Court, as such dates may be from time to time extended by the Bankruptcy Court without further notice to parties in interest.
          1.1.27 “Class” means a category of Claims or Interests described in this Plan.
          1.1.28 “Committee” means the Official Committee of Unsecured Creditors appointed in the Debtor’s Bankruptcy Case pursuant to Section 1102(a) of the Bankruptcy Code, as reconstituted from time to time, and its current and former members.
          1.1.29 “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Case.
          1.1.30 “Confirmation Hearing” means the hearing before the Bankruptcy Court held to consider confirmation of this Plan and related matters under Section 1128 of the Bankruptcy Code, as such hearing may be continued.
          1.1.31 “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.
          1.1.32 “Conversion Date” means October 15, 2008.
          1.1.33 “Covered Claim” means any claim brought against a director or officer of the Debtor that is either covered by an existing insurance policy and/or would give rise to a claim by a director or officer against the Debtor or its Estate for indemnity whether under statute, by-laws, contract, common law or other.
          1.1.34 “Debtor” means AtheroGenics, Inc. When the context so requires, Debtor shall include the Estate, the Post-Confirmation Debtor, and/or the Liquidating Agent.
          1.1.35 “Designated Notice” means not less than twenty (20) days notice and an opportunity for a hearing as defined in Section 102(1) of the Bankruptcy Code, with notice limited to the Post-Confirmation Debtor, the Liquidating Agent, the United States Trustee, and other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the Clerk of the Bankruptcy Court and serve a copy of same on counsel for the Post-Confirmation Debtor and the Liquidating Agent.

          1.1.36 “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.
          1.1.37 “Disclosure Statement Order” means that Order Granting Motion for (1) Approval of the Disclosure Statement, (2) Approval of Solicitation Procedures, (3) Approval of the Form of Ballot, Voting Deadline, and Procedures for Vote Tabulation, (4) Approval of Form of Notice, (5) Scheduling of Confirmation Hearing, and (6) Establishment of Deadlines Related Thereto, entered by the Court on April 14, 2009, as may be amended or modified.
          1.1.38 “Disputed Claim” means, in reference to any Claim, any portion of such Claim that is not an Allowed Claim. Without limiting the foregoing, for purposes of this Plan, a Claim shall be a Disputed Claim if such Claim is (i) the subject of an objection timely filed in the Bankruptcy Court and which objection has not been withdrawn, settled or overruled by a Final Order of the Bankruptcy Court, or (ii) held by a creditor against which the Estate, the Debtor, the Post-Confirmation Debtor, or the Liquidating Agent has asserted a claim that has the effect, under Section 502(d) of the Bankruptcy Code, of precluding a Distribution with respect to such Claim.
          1.1.39 “Distribution” means any distribution made under this Plan by the Post-Confirmation Debtor or the Liquidating Agent to a Holder of an Allowed Claim.
          1.1.40 “Distribution Date” means (i) the Initial Distribution Date and (ii) the first Business Day after the end of the months of March, June, September and December, commencing with the first such date to occur more than ninety (90) days after the Initial Distribution Date and continuing until the Final Distribution Date; provided, however, that a Distribution Date (other than the Initial Distribution Date and Final Distribution Date) shall not occur if the aggregate value of the consideration to be distributed on account of all Allowed Claims on such Distribution Date is less than Two Hundred Thousand and 00/100 Dollars ($200,000.00), in which case the amount to be distributed shall be retained and added to the amount to be distributed on the next Distribution Date.
          1.1.41 “Distribution Record Date” means, with regard to Distributions by the Liquidating Agent to Holders of Allowed Claims, the date for determining the identity of Holders of Allowed Claims entitled to Distributions under this Plan; and, with regard to disbursements by the Notes Trustee to the Noteholders, the date as of which beneficial ownership of the Notes is determined for purposes of such disbursements. The Distribution Record Date shall be established by the Confirmation Order, or if the Confirmation Order does not explicitly establish a Distribution Record Date, shall be the date of the Confirmation Order.
          1.1.42 “District Court” means the United States District Court for the Northern District of Georgia, Atlanta Division.
          1.1.43 “Effective Date” means the date specified by the Post-Confirmation Debtor in a notice filed with the Bankruptcy Court on or after the Confirmation Date as the date on which this Plan shall take effect, which date may be as early as the Confirmation Date but, absent order of the Bankruptcy Court, shall not be later than one (1) Business Day after the later of (i) the date on which the Confirmation Order becomes a Final Order or (ii) the date on which the conditions to the Effective Date provided for in this Plan have been satisfied or waived.
          1.1.44 “Entity” means an entity as defined in Section 101(15) of the Bankruptcy Code.
          1.1.45 “Estate” means the estate that was created by the commencement of the Involuntary Petition by operation of Section 541 of the Bankruptcy Code. When the context so requires, Estate shall include the Debtor, the Post-Confirmation Debtor, and/or the Liquidating Agent.
          1.1.46 “Executory Contract or Unexpired Lease” means all executory contracts and unexpired leases to which the Debtor is a party that are subject to assumption or rejection under Section 365 of the Bankruptcy Code.
          1.1.47 “Existing Securities” means, collectively, shares of stock of the Debtor, regardless of class, that are authorized, issued and outstanding on the Effective Date immediately prior to this Plan taking effect, and all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed), whether contractual, legal, or otherwise, to acquire any of the foregoing.
          1.1.48 “Final Distribution” means the Distribution by the Post-Confirmation Debtor that satisfies all Allowed Claims to the extent provided in accordance with this Plan.
          1.1.49 “Final Distribution Date” means the Distribution Date on which the Final Distribution is made.
          1.1.50 “Final Order” means an order of the Bankruptcy Court, the District Court, or any other court of competent jurisdiction as to which (i) any appeal that has been taken has been finally determined or dismissed or (ii) the time for appeal has expired and no appeal has been filed timely. In the case of an order of the Bankruptcy Court, the time for appeal, for purposes of this definition, shall be the time permitted for an appeal to the District Court.
          1.1.51 “Gap Period Claim” means any Claim against the Debtor that is of a kind specified in Section 502(f) of the Bankruptcy Code.
          1.1.52 “General Unsecured Claim” means any Unsecured Claim other than an Unsecured Convenience Claim and a Claim arising from any of the Notes.
          1.1.53 “Holder” means a holder of a Claim or Interest, as applicable.
          1.1.54 “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of Section 1124 of the Bankruptcy Code.
          1.1.55 “Indenture Trustee” or “Notes Trustee” means each or all of the 2008 Trustee, 2011 Trustee, and 2012 Trustee.

          1.1.56 “Indentures” means each or all of the 2008 Indenture, the 2011 Indenture, and the 2012 Indenture.
          1.1.57 “Initial Distribution Date” means the Effective Date or as soon as reasonably practical thereafter; provided, however, that in no event shall the Initial Distribution Date be more than twenty (20) days after the Effective Date unless otherwise ordered by the Bankruptcy Court.
          1.1.58 “Interests” means, without limitation, any equity security in the Debtor that is of a kind specified in Section 101(16) of the Bankruptcy Code and any options, warrants, puts, calls, subscriptions or other similar rights or other agreements, commitments, or outstanding securities obligating the Debtor to issue, transfer, purchase, redeem, or sell any shares of capital stock or other securities, any claims arising out of any appraisal or dissenter’s rights, any claims arising from rescission of a purchase, sale or other acquisition of any common stock or other equity security (or any right, claim, or interest in and to any common stock or equity security) of the Debtor, and any claims for damages or any other relief arising from any such purchase, sale, or other acquisition of such common stock or other equity security.
          1.1.59 “Involuntary Petition” means the Chapter 7 petition filed against the Debtor on September 15, 2008 in the Bankruptcy Court.
          1.1.60 “Lien” has the meaning set forth in Section 101(37) of the Bankruptcy Code.
          1.1.61 “Liquidating Agent” means Hays Financial Consulting, LLC or such other professional as may be identified in the Plan Supplement, its employees, and any successors under this Plan. Confirmation of this Plan shall constitute the approval of the Liquidating Agent as a professional person pursuant to the applicable provisions of the Bankruptcy Code. When the context so requires, Liquidating Agent shall include the Estate and/or the Post-Confirmation Debtor.
          1.1.62 “Liquidating Fund” means the fund into which the Debtor’s Cash, the Liquidation Proceeds and the Retained Proceeds will be deposited for administration and Distribution by the Liquidating Agent.
          1.1.63 “Liquidation Proceeds” means any Cash received by the Estate from any source, including (without limitation) Cash generated by (i) the collection of outstanding accounts receivable, (ii) the sale of the Post-Confirmation Debtor’s Remaining Assets, and (iii) the prosecution or settlement of the Causes of Action, less and except an appropriate amount of Retained Proceeds. Liquidation Proceeds shall include (without limitation) any Cash held by the Post-Confirmation Debtor as of the Effective Date and all Cash realized from the liquidation of any Remaining Assets of the Post-Confirmation Debtor or the Estate (after satisfaction of any Lien on such asset that secures a Secured Claim).
          1.1.64 “Nonconsenting Creditor and Party in Interest” means any creditor or party in interest who, not later than the Confirmation Hearing, files with the Bankruptcy Court a pleading or other writing reserving to itself any Claim that, absent such reservation, will be released and forever barred by the terms of Article X of this Plan.

          1.1.65 “Noteholder Ballot” means the ballots formatted for use by the beneficial holders of the Notes, and to be provided to each beneficial holder of the Notes by the Voting Agent.
          1.1.66 “Noteholders” means the holders of any or all of the 2008 Notes, the 2011 Notes, and the 2012 Notes, as follows: for purposes of voting to accept or reject the Plan, “Noteholders” refers to beneficial holders of the Notes as of the Voting Record Date; and for purposes of disbursements by the Notes Trustee to Noteholders following confirmation of the Plan, “Noteholders” refers to holders of the Notes as of the Distribution Record Date.
          1.1.67 “Notes” means each or all of the 2008 Notes, the 2011 Notes, and the 2012 Notes.
          1.1.68 “Notes Trustee” or “Indenture Trustee” means each or all of the 2008 Trustee, the 2011 Trustee, and the 2012 Trustee.
          1.1.69 “Order for Relief” means the Order Granting Relief Against the Debtor and Approving the Debtor’s Motion to Convert Case to One Under Chapter 11 entered by the Bankruptcy Court on October 15, 2008.
          1.1.70 “Person” means a person as defined in Section 101(41) of the Bankruptcy Code and includes, without limitation, a governmental unit (as defined in Section 101(27) of the Bankruptcy Code).
          1.1.71 “Petition Date” means September 15, 2008.
          1.1.72 “Petitioning Creditors” means the creditors that filed the Involuntary Petition.
          1.1.73 “Plan” means this Plan filed by the Debtor, as the same may hereafter be amended, supplemented or modified.
          1.1.74 “Plan Supplement” means the document containing the forms of documents and other information specified in Article XIII of this Plan.
          1.1.75 “Post-Confirmation Debtor” means the Debtor after the Effective Date. When the context so requires, Post-Confirmation Debtor shall include the Estate and/or the Liquidating Agent.
          1.1.76 “Predecessor Officer and Director” means all officers, directors, and employees of the Debtor who served in such capacity prior to the Petition Date but not on or subsequent to the Petition Date.
          1.1.77 “Priority Claim” means a Claim entitled to priority under the provisions of Section 507(a) of the Bankruptcy Code; provided, however, Priority Claims do not include Administrative Expense Claims, Gap Period Claims, or Priority Tax Claims.

          1.1.78 “Priority Tax Claim” means a Claim against the Debtor that is of a kind specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.
          1.1.79 “Professional Compensation” means (i) any amounts that the Bankruptcy Court allows pursuant to Section 330 of the Bankruptcy Code as compensation earned, and reimbursement of expenses incurred, by professionals employed by the Debtor or the Committee and (ii) any amounts the Bankruptcy Court allows pursuant to Sections 503(b)(3) and (4) of the Bankruptcy Code.
          1.1.80 “Record Holder” means the Holder of a Claim as of the Distribution Record Date.
          1.1.81 “Released Parties” means collectively (i) all officers, directors, employees, consultants, agents, financial advisors, attorneys and other representatives of the Debtor who served in such capacity on or subsequent to the Petition Date, in each case in their capacity as such; (ii) the Committee, including its agents, financial advisors, and attorneys, in each case in their capacity as such, and all members of the Committee, including their agents, financial advisors, and attorneys, in each case in their capacity as such; and (iii) The Bank of New York Mellon Trust Company, N.A. personally as well as in its capacities as 2008 Trustee, 2011 Trustee and 2012 Trustee, including its agents, financial advisors, and attorneys, in each case in their capacity as such.
          1.1.82 “Remaining Assets” means the Estate of the Debtor as such properties exist on the Effective Date or thereafter, including, without limitation, Causes of Action, Liquidation Proceeds, and Retained Proceeds.
          1.1.83 “Retained Proceeds” means the Unpaid Claims Reserve, plus a reserved amount to cover accrued and otherwise anticipated pre-Effective Date costs and expenses including Administrative Expense Claims and Professional Compensation, plus a portion of the Cash in the Liquidating Fund, in an amount not less than $250,000 or such greater amount as is ordered by the Bankruptcy Court in the Confirmation Order, that shall be retained in the Liquidating Fund as a reserve to cover, among other things, (i) the post-Effective Date costs and expenses of liquidating and administering the Post-Confirmation Debtor and its Remaining Assets; (ii) tax claims (if any) and other Claims accruing after the Effective Date; and (iii) the payment of the post-Effective Date compensation and expenses of the Liquidating Agent, including the fees and expenses of professional persons retained by the Liquidating Agent and/or the Post-Confirmation Debtor. On the Final Distribution Date, any remaining Retained Proceeds shall be used to make the Final Distribution under this Plan; provided, however, the Liquidating Agent shall be entitled to retain up to $25,000 for post-Final Distribution Date expenses relating to the dissolution of the Post-Confirmation Debtor.
          1.1.84 “Schedules” means, with respect to the Debtor, the Schedules of Assets and Liabilities filed in its Bankruptcy Case, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009.
          1.1.85 “Secured Claim” means a Claim against the Debtor to the extent secured by a Lien on any property of the Debtor, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of said property as provided in Section 506(a) of the Bankruptcy Code.
          1.1.86 “Unimpaired” means, with respect to a Class of Claims or Interests, any Class that is not Impaired, within the meaning of Section 1124 of the Bankruptcy Code.
          1.1.87 “Unpaid Claims Reserve” shall have the meaning ascribed to such term in Article 8.5 hereof, and includes, without limitation, a reserve for pro rata Distributions to Holders of Disputed Claims that are not Allowed Claims on the Effective Date or any applicable Distribution Date (it being understood that the Bankruptcy Court shall be entitled, at the request of the Liquidating Agent, to fix the amount of the reserve fund allocated to Disputed Claims).
          1.1.88 “Unsecured Claim” means any Claim against the Debtor that is not a Secured Claim, a Priority Claim, a Priority Tax Claim, a Gap Period Claim, or an Administrative Expense Claim.
          1.1.89 “Unsecured Convenience Claim” means any Unsecured Claim in an amount that is equal to or less than Ten Thousand Dollars ($10,000.00) or that is in a greater amount but is reduced by the Holder thereof on such Holder’s Ballot to Ten Thousand Dollars ($10,000.00).
          1.1.90 “Voting Agent” means Administar Services Group, LLC.
          1.1.91 “Voting Record Date” means, with regard to Holders of Claims in Classes 6 and 7, the date as of which such Holders of Claims are determined for purposes of voting to accept or reject the Plan; and, with regard to the Noteholders, the date as of which beneficial ownership of the Notes is determined for purposes of voting to accept or reject the Plan. The Voting Record Date is established by the Disclosure Statement Order, and is April 15, 2009.
     1.2 Rules of Interpretation. For purposes herein: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender; (ii) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (iv) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (v) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (vi) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; and (vii) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply.
     1.3 Time. Whenever the time for the occurrence or happening of an event as set forth in this Plan falls on a day which is a Saturday, Sunday, or legal holiday under the laws of the

United States of America or the State of Georgia, then the time for the next occurrence or happening of said event shall be extended to the next Business Day.
ARTICLE II
Classification of Claims and Interests; Impairment
     2.1 Summary. The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtor for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is classified in a particular Class regardless of whether the Claim or Interest is an Allowed Claim or Interest in that Class, or only asserted as such, but only to the extent that it has not been paid, released, disallowed or otherwise satisfied before the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in this Article II shall be in full and complete satisfaction and release of such Claims and Interests.
     The classification of Claims and Interests under this Plan is as follows:

Class	Designation	Impairment	Entitled to Vote

1	Secured Claims	Unimpaired	No
2	Priority Claims	Unimpaired	No
3	Claim of the 2008 Notes	Impaired	Yes
4	Claim of the 2011 Notes	Impaired	Yes
5	Claim of the 2012 Notes	Impaired	Yes
6	General Unsecured Claims	Impaired	Yes
7	Unsecured Convenience Claims	Impaired	Yes
8	Interests	Impaired	No
     2.2 Deemed Acceptance of Plan. Classes 1 and 2 are Unimpaired under this Plan. Accordingly, pursuant to Section 1126(f) of the Bankruptcy Code, Classes 1 and 2 are deemed to accept this Plan and are not entitled to vote to accept or reject this Plan.
     2.3 Deemed Rejection of Plan. The Holders of Class 8 Interests will not receive or retain any property under this Plan and, thus, pursuant to Section 1126(g) of the Bankruptcy Code, are deemed to reject this Plan, and, therefore, are not entitled to vote to accept or to reject this Plan.
     2.4 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. The Debtor will request confirmation of this Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code with respect to any Class which rejects, or is deemed to have rejected, this Plan.

ARTICLE III
Treatment of Claims and Interests
     3.1 Class 1 — Secured Claims
          3.1.1 Classification: Class 1 consists of all Secured Claims.
          3.1.2 Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Secured Claims are unaltered by this Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 1 Secured Claim shall receive, in full and final satisfaction of such Allowed Class 1 Secured Claim, one of the following alternative treatments:
(a)	the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights; or

(b)	The Liquidating Agent shall cause the Post-Confirmation Debtor to surrender all collateral securing such Claim to the Holder thereof, in full satisfaction of such Holder’s Allowed Class 1 Secured Claim, without representation or warranty by or recourse against the Post-Confirmation Debtor or the Estate.
          3.1.3 Voting: Class 1 is an Unimpaired Class, and the Holders of Allowed Class 1 Secured Claims are conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.
     3.2 Class 2 — Priority Claims.
          3.2.1 Classification: Class 2 consists of all Priority Claims.
          3.2.2 Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Priority Claims are unaltered by this Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 2 Priority Claim shall receive, in full and final satisfaction of such Allowed Class 2 Priority Claim, one of the following alternative treatments:
(a)	to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash on the Effective Date; or

(b)	to the extent not due and owing on the Effective Date, the Liquidating Agent shall cause the Post-Confirmation Debtor to pay such Claim in full in Cash when and as such Claim becomes due and owing in the ordinary course of business.
          3.2.3 Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Priority Claims are conclusively deemed to have accepted this Plan pursuant to Section 1126(f)

of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.
     3.3 Class 3 — Claim of the 2008 Notes.
          3.3.1 Classification: Class 3 consists of the Claim of the 2008 Notes.
          3.3.2 Allowance of Claims: The 2008 Notes Claim shall be allowed in an aggregate amount of $31,242,025.
          3.3.3 Treatment: On the Initial Distribution Date and continuing on each subsequent Distribution Date up to and including the Final Distribution Date, Holders of 2008 Notes shall collectively receive (together with the Holders of Allowed Claims in Classes 4, 5 and 6) a pro rata Distribution of any available Liquidation Proceeds that remain after the payment and satisfaction of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Gap Period Claims, and Allowed Claims in Classes 1, 2, and 7, subject to Retained Proceeds. All Distributions to Holders of 2008 Notes shall be made to the 2008 Trustee, who will disburse such amounts in accordance with the 2008 Indenture.
          3.3.4 Voting: Class 3 is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each beneficial holder of 2008 Notes as of the Voting Record Date is entitled to vote to accept or reject this Plan.
     3.4 Class 4 — Claim of the 2011 Notes.
          3.4.1 Classification: Class 4 consists of the Claim of the 2011 Notes.
          3.4.2 Allowance of Claims: The 2011 Notes Claim shall be allowed in an aggregate amount of $73,652,191.50.
          3.4.3 Treatment: On the Initial Distribution Date and continuing on each subsequent Distribution Date up to and including the Final Distribution Date, Holders of 2011 Notes shall collectively receive (together with the Holders of Allowed Claims in Classes 3, 5 and 6) a pro rata Distribution of any available Liquidation Proceeds that remain after the payment and satisfaction of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Gap Period Claims, and Allowed Claims in Classes 1, 2, and 7, subject to Retained Proceeds. All Distributions to Holders of 2011 Notes shall be made to the 2011 Trustee, who will disburse such amounts in accordance with the 2011 Indenture.
          3.4.4 Voting: Class 4 is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each beneficial holder of 2011 Notes as of the Voting Record Date is entitled to vote to accept or reject this Plan.
     3.5 Class 5 — Claim of the 2012 Notes.
          3.5.1 Classification: Class 5 consists of the Claim of the 2012 Notes.

          3.5.2 Allowance of Claims: The 2012 Notes Claim shall be allowed in an aggregate amount of $200,366,666.66.
          3.5.3 Treatment: On the Initial Distribution Date and continuing on each subsequent Distribution Date up to and including the Final Distribution Date, the Holders of 2012 Notes shall collectively receive (together with the Holders of Allowed Claims in Classes 3, 4 and 6) a pro rata Distribution of any available Liquidation Proceeds that remain after the payment and satisfaction of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Gap Period Claims, and Allowed Claims in Classes 1, 2, and 7, subject to Retained Proceeds. All Distributions to Holders of 2012 Notes shall be made to the 2012 Trustee, who will disburse such amounts in accordance with the 2012 Indenture.
          3.5.4 Voting: Class 5 is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each beneficial holder of 2012 Notes as of the Voting Record Date is entitled to vote to accept or reject this Plan.
     3.6 Class 6 — General Unsecured Claims.
          3.6.1 Classification: Class 6 consists of all General Unsecured Claims.
          3.6.2 Treatment: On the Initial Distribution Date and continuing on each subsequent Distribution Date up to and including the Final Distribution Date, each Holder of an Allowed Class 6 Claim shall receive (together with the Holders of Allowed Claims in Classes 3, 4, and 5) a pro rata Distribution of any available Liquidation Proceeds that remain after the payment and satisfaction of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Gap Period Claims, and Allowed Claims in Classes 1, 2, and 7, subject to Retained Proceeds.
          3.6.3 Voting: Class 6 is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 6 Claim is entitled to vote to accept or reject this Plan.
     3.7 Class 7 — Unsecured Convenience Claims.
          3.7.1 Classification: Class 7 consists of all Unsecured Convenience Claims.
          3.7.2 Treatment: On either (i) the first Distribution Date after the applicable Claims Objection Deadline has occurred, if no objection to such Claim has been timely filed or (ii) the first Distribution Date after the date on which any objection to such Unsecured Convenience Claim is settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court, each Holder of an Allowed Class 7 Unsecured Convenience Claim shall receive, in full and final satisfaction of such Holder’s Allowed Class 7 Claim, a one-time Cash payment in an amount equal to sixteen percent (16%) of such Holder’s Allowed Class 7 Claim.
          3.7.3 Voting: Class 7 is an Impaired Class. Pursuant to Section 1126 of the Bankruptcy Code, each Holder of an Allowed Class 7 Claim is entitled to vote to accept or reject this Plan.

     3.8 Class 8 — Interests.
          3.8.1 Classification: Class 8 consists of all Interests in the Debtor.
          3.8.2 Treatment: All Interests of the Debtor that are held by a person other than the Debtor, if any, shall be deemed cancelled and extinguished. Holders of Class 8 Interests shall not receive any Distribution on account of such Interests.
          3.8.3 Voting: Class 8 will not receive or retain any property under this Plan and, thus, and pursuant to Section 1126(g) of the Bankruptcy Code, the Holders of Interests in Class 8 are deemed to reject this Plan, and, therefore, are not entitled to vote to accept or reject this Plan.
     3.9 Special Provision Governing Unimpaired Claims. Except as otherwise provided in this Plan, nothing under this Plan is intended to or shall affect the Debtor’s, the Post-Confirmation Debtor’s, the Liquidating Agent’s or the Estate’s rights and defenses in respect of any Claim that is Unimpaired under this Plan, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.
ARTICLE IV
Treatment of Unclassified Claims
     4.1 Summary. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Gap Period Claims, and Priority Tax Claims against the Debtor are not classified for purposes of voting on, or receiving Distributions under, this Plan. Holders of such Claims are not entitled to vote on this Plan. All such Claims are instead treated separately in accordance with this Article IV and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code.
     4.2 Administrative Expense Claims.
          4.2.1 Subject to the provisions of Sections 328, 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the latest of (i) the Effective Date, (ii) as soon as practicable after the date on which such Claim becomes an Allowed Administrative Expense Claim, (iii) upon such other terms as may be agreed upon by such Holder and the Liquidating Agent, or (iv) as otherwise ordered by the Bankruptcy Court.
          4.2.2 The reasonable fees, costs, and expenses of the Notes Trustee, including, without limitation, the reasonable fees and expenses of the Notes Trustee’s professionals, shall be Allowed as an Administrative Claim and paid in full in Cash on the Effective Date; provided, however, that this provision shall be without any limitation, relevance or prejudice to any right, title, or interest of the Notes Trustee under the Indentures.
          4.2.3 Except as otherwise provided in this Plan, any Person holding an Administrative Expense Claim shall file a proof of such Administrative Expense Claim with the Claims Agent within thirty (30) days after the Liquidating Agent provides notice by mail or by publication, in a form and manner approved by the Bankruptcy Court, of the occurrence of the

Effective Date. At the same time any Person files an Administrative Expense Claim, such Person shall also serve a copy of the Administrative Expense Claim upon counsel for the Post-Confirmation Debtor and the Liquidating Agent. Any Person who fails to timely file and serve a proof of such Administrative Expense Claim shall be forever barred from seeking payment of such Administrative Expense Claim by the Post-Confirmation Debtor and the Estate.
          4.2.4 Any Person seeking an award by the Bankruptcy Court of Professional Compensation shall file a final application with the Bankruptcy Court for allowance of Professional Compensation for services rendered and reimbursement of expenses incurred through the Effective Date within sixty (60) days after the Effective Date or by such other deadline as may be fixed by the Bankruptcy Court. The provisions of this paragraph shall not apply to any professional providing services pursuant to, and subject to the limits contained in, the Order Authorizing Debtor to Retain and Compensate Professionals Used in the Ordinary Course of Business.
     4.3 Gap Period Claims.
          4.3.1 Each Holder of an Allowed Gap Period Claim will be paid the full unpaid amount of such Gap Period Claim in Cash on the latest of (i) the Effective Date, (ii) as soon as practicable after the date on which such Claim becomes an Allowed Gap Period Claim, (iii) upon such other terms as may be agreed upon by such Holder and the Liquidating Agent, or (iv) as otherwise ordered by the Bankruptcy Court.
          4.3.2 Except as otherwise provided in this Plan, any Person holding a Gap Period Claim shall file a proof of such Gap Period Claim with the Claims Agent within thirty (30) days after the Liquidating Agent provides notice by mail or by publication, in a form and manner approved by the Bankruptcy Court, of the occurrence of the Effective Date. At the same time any Person files a Gap Period Claim, such Person shall also serve a copy of the Gap Period Claim upon counsel for the Post-Confirmation Debtor and the Liquidating Agent. Any Person who fails to timely file and serve a proof of such Gap Period Claim shall be forever barred from seeking payment of such Gap Period Claim by the Post-Confirmation Debtor and the Estate.
          4.4 Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date either (i) will be paid the full unpaid amount of such Allowed Priority Tax Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Debtor or (ii) otherwise will be paid as provided for in an order of the Bankruptcy Court. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined at the Debtor’s election by the Bankruptcy Court or, alternatively, in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Bankruptcy Case had not been commenced, (ii) survive after the Effective Date as if the Bankruptcy Case had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy Code. In accordance with Section 1124 of the Bankruptcy Code, this Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

ARTICLE V
Treatment of Executory Contracts and Unexpired Leases
     5.1 Assumption and Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, all Executory Contracts or Unexpired Leases of the Debtor will be deemed rejected in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that have been previously rejected or assumed by the Debtor pursuant to an order of the Bankruptcy Court. For the avoidance of doubt, the Indentures are not executory contracts and shall be treated as specified in Article 6.7 of this Plan.
     5.2 Claims Based on Rejection of Executory Contracts or Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection pursuant to this Plan of any Executory Contracts or Unexpired Leases, if any, must be filed with the Claims Agent and served upon counsel for the Post-Confirmation Debtor and the Liquidating Agent within thirty (30) days after the later of (i) the Effective Date or (ii) the effective date of the rejection of the Executory Contract or Unexpired Lease. Any Claims arising from the rejection of Executory Contracts or Unexpired Leases that become Allowed Claims are classified and shall be treated as Class 6 Claims or Class 7 Claims, as applicable. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required by this Article will be forever barred from assertion against the Debtor, the Estate and the Post-Confirmation Debtor and their respective Remaining Assets unless otherwise ordered by the Bankruptcy Court or provided in this Plan.
ARTICLE VI
Means for Implementation of Plan
     6.1 Continued Corporate Existence. The Debtor will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which it is incorporated or otherwise formed, pursuant to the Amended Certificate of Incorporation and the Amended By-Laws, pending the subsequent dissolution of the Post-Confirmation Debtor after the Final Distribution Date.
     6.2 Liquidating Fund. Except as provided for in Article 10.9.2, all property of the Debtor and its Estate, including Cash, shall vest automatically in the Post-Confirmation Debtor and the Liquidating Fund on the Effective Date, free and clear of all Liens, Claims and Interests and without the need for the execution or delivery of any instruments of assignment, for the express purpose of, among other things, allowing the Liquidating Agent to make Distributions to Holders of Allowed Claims pursuant to the terms and conditions of this Plan. Without limiting the foregoing, the Post-Confirmation Debtor shall be vested with all of the Debtor’s previously unsold Remaining Assets (including its Causes of Action), which shall be administered, liquidated, prosecuted, settled, and enforced under the direction and control of the Liquidating Agent.
     6.3 The Liquidating Agent. The Liquidating Agent shall have the rights, powers and duties as set forth in this Plan and shall be responsible for administering this Plan under the terms and subject to the conditions set forth herein. After the Effective Date, the Liquidating Agent shall be authorized to take the necessary and appropriate actions to administer the Liquidating Fund, and to proceed with an orderly, expeditious and efficient liquidation and distribution of the Post-Confirmation Debtor’s Remaining Assets. The Liquidating Agent shall be authorized to retain or engage, or to cause the Post-Confirmation Debtor to retain or engage, such employees, professional persons and agents as are appropriate or desirable to continue the liquidation of the Post-Confirmation Debtor’s Remaining Assets. Further, the Liquidating Agent shall be authorized to disburse funds from the Liquidation Proceeds to pay the costs and expenses incurred after the Confirmation Date in connection with the administration, liquidation and distribution of the Post-Confirmation Debtor’s Remaining Assets, without the necessity of providing any notice or seeking or obtaining any approval of the Bankruptcy Court with respect to such disbursements. Without limiting the generality of the foregoing, the Liquidating Agent shall be authorized to make disbursements to pay the fees and expenses of any professional persons retained by the Liquidating Agent and/or the Post-Confirmation Debtor. The Liquidating Agent shall be the representative of the Estate and the Post-Confirmation Debtor as contemplated by Section 1123(b)(3)(B) of the Bankruptcy Code. Except as otherwise specifically provided in this Plan, the Liquidating Agent shall have full and exclusive power and authority to act on behalf of the Post-Confirmation Debtor and shall be responsible for performing the duties of the Post-Confirmation Debtor under this Plan. The Liquidating Agent shall have the rights, duties and powers of a trustee appointed pursuant to Sections 701, 702, 1104 and 1106 of the Bankruptcy Code to act on behalf of the Debtor with regard to the administration of the Bankruptcy Case and the Remaining Assets of the Estate. No recourse shall ever be had, directly or indirectly, against the Liquidating Agent personally, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Liquidating Agent under this Plan, or by reason of the creation of any indebtedness by the Liquidating Agent under this Plan for any purpose authorized by this Plan, save and except in cases of defalcation, misappropriation, fraud or gross negligence by the Liquidating Agent, it being expressly understood and agreed that such liabilities, promises, contracts, instruments, undertakings, obligations, covenants and agreements shall be enforceable only against and be satisfied only out of the Remaining Assets of the Debtor or shall be evidence only of a right of payment from the Debtor’s Remaining Assets. The Liquidating Agent shall be indemnified and held harmless by the Estate from and against any expenses (including the reasonable fees and expenses of counsel), damages or losses incurred or suffered by the Liquidating Agent in connection with any claim or demand which in any way arises out of or relates to this Plan or the services of the Liquidating Agent under this Plan; provided, however, if the Liquidating Agent is guilty of defalcation, misappropriation, fraud or gross negligence, then the Liquidating Agent shall bear all losses, damages and expenses arising as a result of such defalcation, misappropriation, fraud or gross negligence. The Liquidating Agent may resign at any time in its sole discretion, and such resignation shall be effective upon the date the Bankruptcy Court approves a successor to the resigning Liquidating Agent. In case of the resignation of the Liquidating Agent, a successor shall thereupon be appointed by the Bankruptcy Court on application of the Post-Confirmation Debtor made on Designated Notice. The Liquidating Agent shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with the discharge of its duties under this Plan and shall be entitled to receive monthly compensation, in arrears, for its services calculated at a blended hourly rate of $250 per hour. Following the Final Distribution, the Liquidating Agent is directed to take such actions as to cause the Post-

Confirmation Debtor to be dissolved. The Liquidating Agent shall be entitled to retain up to $25,000 from the Final Distribution to complete and pay the costs and expenses associated with the dissolution process. After making the final Distribution under this Plan and upon dissolution of the Post-Confirmation Debtor, the Liquidating Agent shall be discharged from its duties under this Plan.
     6.4 Billing and Collection of Accounts Receivable. As of the Effective Date, the Liquidating Agent shall be authorized to: (i) complete the billing of the Debtor’s account debtors; (ii) send correspondence to the Debtor’s account debtors requesting payment of all amounts outstanding, due and payable to the Debtor; (iii) engage in other collection activity to ensure payment of outstanding accounts receivable; (iv) collect any deferred or outstanding amounts due for the sale of the Debtor’s Remaining Assets; and (v) employ or cause the Debtor to employ one or more collection agencies to further pursue collection of the outstanding accounts receivable.
     6.5 Maintenance of Bank Accounts and Distribution of Liquidation Proceeds. The Liquidating Agent shall disburse the Remaining Assets of the Estate, including the Liquidation Proceeds, to the Holders of Allowed Claims and otherwise in accordance with the terms of this Plan. All Liquidation Proceeds and Retained Proceeds shall be held in the Liquidating Fund for the benefit of Holders of Allowed Claims in one or more separate bank or other depository accounts. The Liquidating Agent shall be entitled to use the Debtor’s bank accounts that are in existence as of the Effective Date and shall be authorized to open such other bank or depository accounts for the Post-Confirmation Debtor as may be necessary or appropriate in the discretion of the Liquidating Agent to enable it to carry out the provisions of this Plan (provided that any bank account opened by the Liquidating Agent shall be at a financial institution approved by the Office of the United States Trustee). The Liquidating Agent may, from time to time, invest Liquidation Proceeds and Retained Proceeds in certificates of deposit, treasury bills, money market accounts or other short term investments. All interest earned shall be retained for Distribution to the Holders of Allowed Claims pursuant to this Plan. The Liquidating Agent shall prepare and maintain an adequate set of financial books, records or data bases as to allow the Liquidating Agent to accurately track the amount of Claims asserted against the Estate and the amounts paid to each Holder of Allowed Claims pursuant to the terms of this Plan; provided that the Liquidating Agent also shall be entitled to use the Debtor’s books and records (including the books and records maintained by the Claims Agent that are in existence on the Effective Date). On the Initial Distribution Date and each subsequent Distribution Date (or as soon thereafter as is reasonably practicable), the Liquidating Agent shall make Distributions to the Holders of Allowed Claims in accordance with the terms of this Plan. The Liquidating Agent will continue to make Distributions until the Remaining Assets in the Estate, including the Liquidation Proceeds, have been fully distributed to Holders of Allowed Claims and in accordance with the terms of this Plan.
     6.6 Cancellation of Existing Securities of Debtor and Agreements. On the Effective Date, (i) the Existing Securities and any Certificates evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor will be deemed to be fully and finally cancelled, and (ii) the obligations of, Claims against, and/or Interests in the Debtor under, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other

Certificate evidencing or creating any indebtedness or obligation of the Debtor, will be released and satisfied. Notwithstanding the foregoing, on and as of the Effective Date the Liquidating Agent will hold a single, nominal share of common stock in the Post-Confirmation Debtor for the sole and limited purpose of maintaining the corporate existence of the Post-Confirmation Debtor following the Effective Date and pending dissolution of the Post-Confirmation Debtor.
     Notwithstanding anything else herein, the 2008 Notes, the 2011 Notes, and the 2012 Notes shall only be cancelled as described in Article 6.7 of this Plan.
     6.7 Cancellation of Notes and Termination of Indentures. Other than any amounts distributed under this Plan on account of Classes 3, 4, and 5 to the Notes Trustee, the Notes Trustee will receive no further monies from any source on account of the Notes. Upon the Notes Trustee’s disbursement of all amounts received under this Plan and/or held under the Indentures, such disbursement being pursuant to the Indentures, the Notes will be cancelled. Notwithstanding anything else in this Plan, the Notes shall remain in effect until cancelled by the Notes Trustee. Upon such cancellation, such Notes will be of no further force or effect.
     When all obligations of the Debtor under the Plan with regard to Classes 3, 4, and 5 are met, the obligations of the Debtor under the Indentures shall be terminated. However, notwithstanding any other term or provision of this Plan, the Indentures shall remain in effect until the Notes Trustee has performed the functions necessary or appropriate under the Plan or the Indentures, including making disbursements to the Noteholders pursuant to the Indentures, maintaining and asserting any rights or liens on account of the Notes, including for the payment to the Notes Trustee of all amounts due to it for its fees and expenses, and, ultimately, cancelling the Notes. When the final disbursement under the Plan has been made to the Notes Trustee, such that no further recovery to Classes 3, 4, or 5 shall be realized, the Notes Trustee shall make final disbursement of amounts held under the Indentures and cancel the Notes, all pursuant to the terms of the Indentures. Thereafter the Indentures shall be deemed terminated except as to any indemnity, immunity, or rights of the Notes Trustee which by the terms of such Indentures survive termination.
     Nothing in the Plan or the Confirmation Order shall be deemed to impair, waive or discharge any of the Notes Trustee’s rights, remedies, liens or priorities or any other rights of the Notes Trustee against any and all amounts held under the Indentures or received pursuant to the Plan. Without limiting any other rights, remedies, liens and priorities of the Notes Trustee under the Indentures or under any documents pertaining to the Notes or the Indentures, the Notes Trustee shall, prior to disbursement to Noteholders, apply monies held under the Indentures and/or any monies received pursuant to the Plan toward satisfaction of the fees and expenses of the Notes Trustee as provided in the Indentures.
     6.8 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of the Debtor or any corporate action to be taken by or required of the Debtor, including (without limitation) the adoption of the Amended Certificate of Incorporation and Amended By-Laws as provided for in Article 7.1 of this Plan, shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors or directors of the Debtor.

     6.9 Preservation of Causes of Action. In accordance with Section 1123(b)(3) of the Bankruptcy Code, the Liquidating Agent will retain and may enforce all Causes of Action. After the Effective Date, the Liquidating Agent, in its sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Liquidating Agent, in the exercise of its sole discretion, may pursue such Causes of Action so long as it is the best interests of the Post-Confirmation Debtor. The failure of the Debtor to specifically list any claim, right of action, suit, proceeding or other Cause of Action in this Plan does not, and will not be deemed to, constitute a waiver or release by the Estate, the Liquidating Agent, the Post-Confirmation Debtor, or the Debtor of such claim, right of action, suit, proceeding or other Cause of Action, and the Liquidating Agent (on behalf of the Post-Confirmation Debtor) will retain the right to pursue such claims, rights of action, suits, proceedings and other Causes of Action in its sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit, proceeding or other Cause of Action upon or after the confirmation or consummation of this Plan.
     6.10 Effectuating Documents; Further Transactions. The Debtor, its respective officers and designees, the Post-Confirmation Debtor, and the Liquidating Agent, are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and to take such actions, as may be necessary, desirable or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law. To facilitate the liquidation and distribution of the Estate and the wind-up of the Debtor’s affairs, on the Effective Date the Liquidating Agent shall be deemed, by operation of law and the Confirmation Order and without need for any action by any person affiliated with the Post-Confirmation Debtor, the Debtor or any officer or director of the Debtor, to hold an irrevocable power of attorney on behalf of the Post-Confirmation Debtor, the Debtor, and the Estate and with respect to all of the Remaining Assets.
     6.11 Sales of Remaining Assets. On and after the Effective Date, the Liquidating Agent shall have authority to cause the Post- Confirmation Debtor to liquidate and sell, and the Liquidating Agent shall pursue the liquidation of, all Remaining Assets. The Liquidating Agent shall have the authority to consummate such liquidations and sales without the necessity of obtaining any approval from the Bankruptcy Court or providing notice to any party in interest if the aggregate purchase price for the Remaining Assets to be sold in connection with a particular transaction is less than or equal to $200,000; provided, however, the Liquidating Agent shall have the right in its sole discretion to seek and obtain Bankruptcy Court approval of any such sale transaction if the Liquidating Agent believes it is in the best interests of the Estate to do so. If the aggregate purchase price in connection with a particular sale transaction exceeds $200,000, then Bankruptcy Court approval (following Designated Notice) shall be required. The Liquidating Agent shall also have the authority, if appropriate in the judgment of the Liquidating Agent and following twenty (20) days’ Designated Notice, to abandon any Remaining Assets that cannot be liquidated or sold in a cost effective manner or that are of inconsequential value.
     6.12 Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to Section 1146 of the Bankruptcy Code, any transfers from the Debtor or the Post-Confirmation Debtor to any other Person or Entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Remaining Assets will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     6.13 Further Authorization. Each of the Debtor, the Post-Confirmation Debtor, and the Liquidating Agent shall be entitled to seek such orders, judgments, injunctions and rulings as they deem necessary or desirable to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.
ARTICLE VII
Provisions Regarding Corporate Governance of Debtor
     7.1 Amended Certificate of Incorporation and Amended By-Laws. The Amended Certificate of Incorporation and Amended By-Laws of the Debtor shall be deemed adopted upon entry of the Confirmation Order without need for any further act or notice so as to be consistent with the provisions of this Plan and the Bankruptcy Code.
     7.2 Directors and Officers of Debtor. On the Effective Date (i) the authority, power and incumbency of the persons then acting as officers and directors of the Debtor shall be terminated and all such officers and directors shall be deemed to have resigned as officers and directors, and (ii) the Liquidating Agent shall be deemed the sole officer and sole director of the Post-Confirmation Debtor and, as the Holder of the sole share of common stock in the Post-Confirmation Debtor, shall be deemed to have succeeded to such powers as would have been previously exercisable by the shareholders of the Debtor. The Liquidating Agent shall serve in accordance with the Amended Certificate of Incorporation and Amended By-Laws of the Post-Confirmation Debtor, as the same may be amended from time to time. Notwithstanding the foregoing, the deemed resignation of any officer or director shall not affect in any way the individual’s employment by the Debtor. Without limiting the generality of the foregoing, such deemed resignation by an officer or director shall not constitute either a resignation by such individual from his or her employment by the Debtor or the rejection by the Estate of any otherwise applicable Executory Contract relating to such individual’s employment.
ARTICLE VIII
Distributions
     8.1 Disbursing. Unless otherwise provided for herein, all Distributions under this Plan shall be made by the Liquidating Agent.
     8.2 Timing and Calculation of Amounts to be Distributed. Unless otherwise provided in this Plan, on the Distribution Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Distribution Date, on the date that such a Claim becomes an

Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtor shall receive the Distribution to which the Allowed Claims in the applicable Class are entitled. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, Distributions on account of such Disputed Claims shall be made pursuant to the provisions of Article IX hereof.
     8.3 Distributions of Cash. Any Distribution of Cash made by the Liquidating Agent pursuant to the Plan shall, at the Liquidating Agent’s option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank. Notwithstanding the foregoing, Distributions of Cash made to the Notes Trustee shall be made by wire transfer from a domestic bank.
     8.4 No Interest on Claims or Interests. Unless otherwise specifically provided for in this Plan, the Confirmation Order, or a post-petition agreement in writing between the Liquidating Agent and a Holder, post-petition interest shall not accrue or be paid on Claims, and no Holder shall be entitled to interest accruing on or after the Petition Date on any Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a Distribution is made when and if such Disputed Claim becomes an Allowed Claim.
     8.5 Delivery of Distributions. The Distribution to a Holder of an Allowed Claim shall be made by the Liquidating Agent (i) at the address set forth on the proof of claim filed by such Holder, (ii) at the address set forth in any written notices of address change delivered to the Debtor or Liquidating Agent after the date of any related proof of claim, (iii) at the addresses reflected in the Schedules if no proof of claim has been filed and if neither the Debtor nor the Liquidating Agent has received a written notice of a change of address, or (iv) if the Holder’s address is not listed in the Schedules, at the last known address of such Holder according to the Debtor’s books and records. Any Distribution with regard to Classes 3, 4, or 5 shall be made by the Liquidating Agent by wire transfer to the 2008 Trustee, 2011 Trustee, or 2012 Trustee, respectively, pursuant to the Indentures. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Liquidating Agent is notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made in Cash shall be retained by the Liquidating Agent in an “Unpaid Claims Reserve” until such Distributions are claimed. All Cash Distributions returned to the Liquidating Agent and not claimed within six (6) months of return shall be irrevocably retained by the Liquidating Agent (and the funds held in the Unpaid Claims Reserve shall become Liquidation Proceeds at the end of such six-month period) notwithstanding any federal or state escheat laws to the contrary.
     8.6 Distributions to Holders as of the Distribution Record Date. All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the Distribution Record Date, the Claims register maintained by the Claims Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. The

Distribution Record Date shall be established by the Confirmation Order, or, if the Confirmation Order does not explicitly establish a Distribution Record Date, shall be the date of the Confirmation Order. The Liquidating Agent shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Record Date. The Liquidating Agent shall instead be entitled to recognize and deal for all purposes under this Plan with the Record Holders as of the Distribution Record Date.
     8.7 De Minimis Distributions. Prior to the Final Distribution Date, the Liquidating Agent shall have no obligation to make, but in its sole and absolute discretion may elect to make, a Distribution to a specific Holder of an Allowed Claim if the amount to be distributed to such Holder in respect of such Allowed Claim on any particular Distribution Date is less than Fifty Dollars ($50.00). If the Liquidating Agent elects on any particular Distribution Date not to make Distributions of less than Fifty Dollars ($50.00) to specific Holders of Allowed Claims, then all such Distributions of less than Fifty Dollars ($50.00) shall remain in the Liquidating Fund earmarked for ultimate Distribution to each such Holders on the Final Distribution Date or on such earlier Distribution Date, if any, on which the aggregate accumulated Distributions to any such Holder is Fifty Dollars ($50.00) or more. The Liquidating Agent shall have no obligation to make, but in its sole and absolute discretion may elect to make, a Distribution to a specific Holder of an Allowed Claim if the amount to be distributed to such Holder in respect of such Allowed Claim on the Final Distribution Date is less than Five Dollars ($5.00).
     8.8 Withholding Taxes. The Post-Confirmation Debtor and the Liquidating Agent, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding and reporting requirements
     8.9 Disbursements to Noteholders. Any amounts distributed with regard to Classes 3, 4, and 5 (or any amounts distributed with regard to the Claims of the 2008 Notes, the 2011 Notes, or the 2012 Notes) shall be delivered to the 2008 Trustee, the 2011 Trustee and the 2012 Trustee, respectively. The Notes Trustee shall disburse such amounts in accordance with the relevant Indenture, i.e., first to reimbursement of fees and expenses of the Notes Trustee (to the extent such fees and expenses are not reimbursed pursuant to Section 4.2.2 of this Plan), and then pro rata to the holders of such Notes. Such disbursements shall be made to holders of the Notes as of the Distribution Record Date.
ALL DISBURSEMENTS MADE BY THE NOTES TRUSTEE TO NOTEHOLDERS SHALL BE MADE TO THE NOTEHOLDERS AS OF THE DISTRIBUTION RECORD DATE. ACCORDINGLY, THE NOTES TRUSTEE SHALL HAVE NO DUTY TO RECOGNIZE ANY TRADE OF THE NOTES MADE ON OR AFTER THE DISTRIBUTION RECORD DATE.
ARTICLE IX
Procedures for Treating and Resolving Disputed Claims
     9.1 Objections to Claims. The Debtor and the Post-Confirmation Debtor acting through the Liquidating Agent shall be entitled to object to Claims; provided, however, that the Debtor and the Post-Confirmation Debtor, acting through the Liquidating Agent shall not be entitled to object to Claims (i) that have been Allowed by a Final Order entered by the Bankruptcy Court prior to the Effective Date or (ii) that are Allowed by the express terms of this Plan. Any objections to Claims must be filed by the Claims Objection Deadline.
     9.2 No Distributions Pending Allowance. Except as otherwise provided herein, no Distributions will be made with respect to any portion of a Claim unless and until (i) the Claims Objection Deadline has passed and no objection to such Claim has been filed or (ii) any objection to such Claim has been settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court.
     9.3 Estimation of Claims. The Debtor or the Post-Confirmation Debtor acting through the Liquidating Agent, as the case may be, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502 of the Bankruptcy Code regardless of whether the Debtor, the Post-Confirmation Debtor or the Liquidating Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor (and after the Effective Date, the Post-Confirmation Debtor acting through the Liquidating Agent) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.
     9.4 Resolution of Claims Objections. On and after the Effective Date, the Post-Confirmation Debtor acting through the Liquidating Agent shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without further notice or approval of the Bankruptcy Court.
     9.5 Distributions After Allowance. As soon as practicable after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely filed or (ii) the Disputed Claim becomes an Allowed Claim, the Liquidating Agent, with respect to all Distributions other than to Holders of Allowed Unsecured Claims, will distribute to the Holder thereof all Distributions to which such Holder is then entitled under this Plan. With respect to Allowed Unsecured Claims, on the first Distribution Date after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely filed or (ii) the Disputed Claim becomes an Allowed Claim, the Holder of an Allowed Unsecured Claim shall receive the Distribution to which such Holder is then entitled plus any Distribution such Holder would have received on a prior Distribution Date had such Holder’s Claim been Allowed on such prior Distribution Date; provided, however, if the date such Unsecured Claim becomes entitled to a Distribution is less than twenty (20) Business Days prior to the next Distribution Date, the Distribution with respect to such Claim will be made on the first Distribution Date that occurs more than twenty (20) Business Days after the Allowed Unsecured Claim becomes entitled to a Distribution.

     9.6 Distributions On Claims Covered by Insurance. If any Holder has asserted a Claim that is covered as to liability, in whole or in part, by an insurance policy that is assumed or otherwise remains in effect pursuant to the terms of this Plan, such Holder will have an Allowed Claim entitled to a Distribution under this Plan only to the extent of any deductible or self-insured retention under the applicable insurance policy that was unpaid or otherwise unexhausted as of the Petition Date. Notwithstanding the foregoing, the Holder shall be entitled to pursue recovery of any amount in excess of such unpaid deductible or self-insured retention from the applicable insurance carrier, and, in connection therewith, notwithstanding the satisfaction and release of the balance of such Claim provided pursuant to this Plan, such Holder may continue to pursue the balance of such Claim against the Post-Confirmation Debtor solely for the purposes of liquidating such Claim and obtaining payment of the balance of such liquidated Claim from any otherwise applicable policy of insurance. Except as otherwise provided in the applicable insurance policy, the applicable insurance carrier may, at its expense, employ counsel, direct the defense, and determine whether and on what terms to settle any Claim for the purposes of determining the amount of insurance proceeds that will be paid on account of such Claim. If after liquidation of a Claim pursuant to this Article, it is determined that there are insufficient insurance proceeds available to satisfy the amount of such Claim that is in excess of any unpaid deductible or self-insured retention, then the Holder of such Claim shall have an Allowed Claim in the amount of such insufficiency. Notwithstanding any other provision of this Plan, after the Effective Date the Bankruptcy Court shall be authorized to enter one or more orders in the Bankruptcy Case modifying and amending the provisions of this Article 9.6, provided that any such modifications shall not be material and adverse to the interests of Holders of insured claims.
ARTICLE X
Effect of Plan on Claims and Interests
     10.1 Vesting of Remaining Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estate (including Cause of Actions, but excluding property that has been abandoned pursuant to a prior order of the Bankruptcy Court) shall vest in the Post-Confirmation Debtor, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders.
     10.2 Satisfaction of Claims. Except as otherwise specifically provided in this Plan or in the Confirmation Order, the Distributions and rights that are provided in this Plan shall be in complete satisfaction and release of all Claims, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtor or its Estate that arose prior to the Effective Date.
     10.3 Release by Debtor of Certain Parties. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date, the Debtor, as a debtor in possession for and on behalf of its Estate, shall release and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released all Released Parties and all Predecessor Officers and Directors for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between the Debtor and any Released Party or Predecessor Officer and Director, the restructuring of Claims or Interests prior to or in the Bankruptcy Case, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring or the Bankruptcy Case. The Post-Confirmation Debtor, the Debtor, the Committee, the Liquidating Agent, and other potential representatives of the Estate shall be bound, to the same extent the Debtor is bound, by all of the releases set forth above.
     10.4 Release by Holders of Claims and Interests. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, ON THE EFFECTIVE DATE, (a) ANY PERSON THAT IS BOUND BY THE TERMS OF THIS PLAN, WHETHER THEY VOTE TO ACCEPT OR REJECT THIS PLAN, AND THAT HAS NOT EITHER MARKED THEIR BALLOT SO AS TO OPT OUT OF GRANTING THIS RELEASE OR OTHERWISE RESERVED THEIR RIGHTS AS A NONCONSENTING CREDITOR AND PARTY IN INTEREST IN THE MANNER SET FORTH IN ARTICLE 1.1.64, AND (b) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN THE DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST (EACH, A “RELEASE OBLIGOR”), IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTOR UNDER THIS PLAN AND THE CASH AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THIS PLAN, SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED EACH PREDECESSOR OFFICER AND DIRECTOR FROM ANY COVERED CLAIM AND EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT THIS ARTICLE 10.4 SHALL NOT RELEASE ANY RELEASED PARTY OR ANY PREDECESSOR OFFICER AND DIRECTOR FROM ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL UNIT EXISTING AS OF THE EFFECTIVE DATE, BASED ON (i) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE, (ii) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iii) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iv) THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE SECURITIES ACT OF 1933, AS AMENDED, OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, OR (v) SECTIONS 1104-1109 AND 1342(d) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.
     10.5 Setoffs. The Post-Confirmation Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Post-Confirmation Debtor may have against such Holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Post-Confirmation Debtor or the Estate of any such claim that the Post-Confirmation Debtor, the Debtor, or the Estate may have against such Holder.
     10.6 Exculpation and Limitation of Liability. The Debtor, the Post-Confirmation Debtor, the Estate, the Committee, the members of the Committee, each in their capacities as such, including The Bank of New York Mellon Trust Company, N.A., personally as well as in its capacities as 2008 Trustee, 2011 Trustee, and 2012 Trustee, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Bankruptcy Case, the negotiation and filing of this Plan, the filing or conversion of the Bankruptcy Case, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.
     10.7 Injunction. The satisfaction and release of Claims pursuant to this Article X shall act as a permanent injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied or released under this Plan to the fullest extent authorized or provided by the Bankruptcy Code.
     10.8 Insurance. On or prior to the Effective Date, and as a condition to the Effective Date, the Debtor shall have arranged and paid for extended existing insurance coverage or purchased new insurance coverage covering the Debtor, the Post-Confirmation Debtor, the Estate, the Liquidating Agent, and the Debtor’s current and former officers and directors from claims and causes of action of any third party (including without limitation any Holder of a Claim) that remain extant and unreleased under this Article X on the Effective Date. Such extended or newly purchased insurance shall be in such amounts, for such terms or periods of time, and placed with such insurers as are determined by the Debtor and the Committee to be reasonable under the circumstances or specified and ordered by the Bankruptcy Court in the Confirmation Order.
     10.9 Effect of Confirmation.
          10.9.1 Binding Effect. On the Confirmation Date, the provisions of this Plan shall be binding on the Debtor, the Post-Confirmation Debtor, the Estate, the Liquidating Agent, all Holders of Claims against or Interests in the Debtor, and all other parties in interest whether or not such Holders are Impaired and whether or not such Holders have accepted this Plan.
          10.9.2 Automatic Stay. The automatic stay arising out of Section 362(a) of the Bankruptcy Code shall continue in full force and effect until the Final Distribution Date and the Debtor, the Post-Confirmation Debtor, and the Estate shall be entitled to all of the protections afforded thereby. All Remaining Assets of the Post-Confirmation Debtor (including, without limitation, the Liquidation Proceeds and the Retained Proceeds) shall remain property of the Estate until distributed in accordance with this Plan, and no Person shall at any time have any claim to or interest in any Asset of the Debtor (including without limitation any portion of the Liquidation Proceeds) except to the extent that such Person is the Holder of an Allowed Claim entitled to Distributions under this Plan.
          10.9.3 Filing of Reports. Subsequent to the Effective Date, the Liquidating Agent shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee Guidelines, and the rules and orders of the Bankruptcy Court. Periodically thereafter as material events arise but no less frequently than quarterly, the Liquidating Agent shall file a report with the Bankruptcy Court reflecting the status of the Retained Proceeds and the Unpaid Claims Reserve, including, without limitation, a summary of amounts received and collected by the Liquidating Agent, distributions made by the Liquidating Agent pursuant to the Plan, fees and expenses paid or incurred by the Liquidating Agent, current balance of all accounts and reserves established by the Liquidating Agent, and such other information as directed by the Bankruptcy Court.
          10.9.4 Post-Effective Date Retention of Professionals. Upon the Effective Date, any requirement that professionals comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Post-Confirmation Debtor and the Liquidating Agent will employ and pay professionals in the ordinary course of business. Any professional providing services to the Debtor or the Committee will not be barred from providing services to the Post-Confirmation Debtor or the Liquidating Agent.
ARTICLE XI
Conditions Precedent
     11.1 Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 11.3 of this Plan:
          11.1.1 The Bankruptcy Court shall have approved the Disclosure Statement with respect to this Plan in form and substance that is acceptable to the Debtor and the Committee, in their sole and absolute discretion, and
          11.1.2 The Confirmation Order shall have been signed by the Bankruptcy Court and entered on the docket of the Bankruptcy Case.
     11.2 Conditions to the Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.3 of this Plan:
          11.2.1 The Confirmation Order shall be in all respects acceptable to the Debtor and the Committee, shall not have been vacated, reversed or modified and, as of the Effective Date, shall not be stayed;

          11.2.2 All documents and agreements to be executed on the Effective Date or otherwise necessary to implement this Plan shall be in form and substance that is acceptable to the Debtor and the Committee, in their reasonable discretion;
          11.2.3 The Debtor shall have arranged and paid for extended existing insurance coverage or purchased new insurance coverage in accordance with Article 10.8 of this Plan; and
          11.2.4 The Debtor shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement this Plan and that is required by law, regulation, or order.
     11.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Article 11.1 and Article 11.2 of this Plan may be waived, in whole or in part, by the Debtor without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtor in its sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor). The failure of the Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.
ARTICLE XII
Retention and Scope of Jurisdiction of the Bankruptcy Court
     12.1 Retention of Jurisdiction. Subsequent to the Effective Date, the Bankruptcy Court shall have or retain jurisdiction for the following purposes:
          12.1.1 To adjudicate objections concerning the allowance, priority or classification of Claims and any subordination thereof, and to establish a date or dates by which objections to Claims must be filed to the extent not established herein;
          12.1.2 To liquidate the amount of any disputed, contingent or unliquidated Claim, to estimate the amount of any disputed, contingent or unliquidated Claim, and to establish the amount of any reserve required to be withheld from any Distribution under this Plan on account of any disputed, contingent or unliquidated Claim;
          12.1.3 To resolve all matters related to the rejection, or assumption and/or assignment, of any Executory Contract or Unexpired Lease of the Debtor;
          12.1.4 To hear and rule upon all Cause of Actions commenced and/or pursued by the Post-Confirmation Debtor and/or the Liquidating Agent;
          12.1.5 To hear and rule upon all applications for Professional Compensation;
          12.1.6 To remedy any defect or omission or reconcile any inconsistency in this Plan, as may be necessary to carry out the intent and purpose of this Plan;

          12.1.7 To construe or interpret any provisions in this Plan and to issue such orders as may be necessary for the implementation, execution and consummation of this Plan, to the extent authorized by the Bankruptcy Code;
          12.1.8 To hear, rule upon and enter orders approving any sales of Remaining Assets (including, without limitation, sales of fee owned real property and the assumption and assignment of real property leases) after the Effective Date;
          12.1.9 To adjudicate controversies arising out of the administration of the Estate or the implementation of this Plan;
          12.1.10 To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of this Plan, including the Distribution of funds from the Estate and the payment of Claims;
          12.1.11 To determine any suit or proceeding brought by the Post-Confirmation Debtor and/or the Liquidating Agent to recover property under any provisions of the Bankruptcy Code;
          12.1.12 To hear and determine any tax disputes concerning the Debtor and to determine and declare any tax effects under this Plan;
          12.1.13 To determine such other matters as may be provided for in this Plan or the Confirmation Order or as may be authorized by or under the provisions of the Bankruptcy Code;
          12.1.14 To determine any controversies, actions or disputes that may arise under the provisions of this Plan, or the rights, duties or obligations of any Person under the provisions of this Plan;
          12.1.15 To adjudicate any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, any agreement pursuant to which the Debtor sold any of its assets during the Bankruptcy Case; and
          12.1.16 To enter a final decree.
     12.2 Alternative Jurisdiction. In the event that the Bankruptcy Court is found to lack jurisdiction to resolve any matter, then the District Court shall hear and determine such matter. If the District Court does not have jurisdiction, then the matter may be brought before any court having jurisdiction with regard thereto.
     12.3 Final Decree. The Bankruptcy Court may, upon application of the Liquidating Agent after Designated Notice, at any time on or after one hundred twenty (120) days after the Initial Distribution Date, enter a final decree in the Bankruptcy Case, notwithstanding the fact that additional funds may eventually be distributed to parties in interest. In such event, the Bankruptcy Court may enter an Order closing this case pursuant to Section 350 of the Bankruptcy Code; provided, however, that: (i) the Post-Confirmation Debtor, the Liquidating Agent, and other parties in interest shall continue to have the rights, powers, and duties set forth in this Plan; (ii) any provision of this Plan requiring the absence of an objection shall no longer be required, except as otherwise ordered by the Bankruptcy Court; and (iii) the Bankruptcy Court may from time to time reopen the Bankruptcy Case if appropriate for any of the following purposes: (a) administering Remaining Assets; (b) entertaining any adversary proceedings, contested matters or applications the Post-Confirmation Debtor or the Liquidating Agent have brought or bring with regard to the liquidation of Remaining Assets and the prosecution of Causes of Action; (c) enforcing or interpreting this Plan or supervising its implementation; or (d) for other cause.
ARTICLE XIII
Miscellaneous Provisions
     13.1 Modification of this Plan. The Debtor may modify this Plan pursuant to Section 1127 of the Bankruptcy Code and as herein provided, to the extent applicable law permits. The Debtor or the Post-Confirmation Debtor may modify this Plan in accordance with this paragraph, before or after confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. In the event of any modification on or before confirmation, any votes to accept or reject this Plan shall be deemed to be votes to accept or reject this Plan as modified, unless the Bankruptcy Court finds that the modification materially and adversely affects the rights of parties in interest which have cast said votes. The Debtor reserves the right in accordance with Section 1127 of the Bankruptcy Code to modify this Plan at any time before the Confirmation Date.
     13.2 Plan Supplement. The Plan Supplement that contains the Amended By-Laws and Amended Certificate of Incorporation, discloses the analysis of Distributions under the Plan and creditor recovery, and sets forth the elections by the Debtor made pursuant to Articles 3.1.2 and 3.2.2 of this Plan was filed with the Bankruptcy Court no later than five (5) Business Days prior to the deadline set forth in the Disclosure Statement for creditors to vote whether to accept or reject this Plan. Notwithstanding the foregoing, the Debtor may amend the Plan Supplement, and any attachments thereto, through and including the Confirmation Date.
     13.3 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a Distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.
     13.4 Creditors’ Committee. Effective as of the Effective Date if no appeal of the Confirmation Order is then pending, the Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties, responsibilities and obligations relating to the Bankruptcy Case and under the Bankruptcy Code; provided, however, that the Committee and its professionals shall be retained with respect to (i) applications filed pursuant to Sections 330 and 331 of the Bankruptcy Code; (ii) motions seeking the enforcement of the provisions of this Plan and the transactions contemplated hereunder or the Confirmation Order; and (iii) pending appeals.
     13.5 Applicable Law. Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by the laws of the State of Georgia.
     13.6 Preparation of Estate’s Returns and Resolution of Tax Claims. Except as provided in this Plan, the Post-Confirmation Debtor or the Liquidating Agent shall file all tax returns and other filings with governmental authorities and may file determination requests under Section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority.
     13.7 Headings. The headings of the Articles and the Sections of this Plan have been used for convenience of reference only and shall not limit or otherwise affect the meaning thereof.
     13.8 Revocation of Plan. The Debtor reserves the right, unilaterally and unconditionally, to revoke and/or withdraw this Plan at any time prior to entry of the Confirmation Order, and upon such revocation and/or withdrawal this Plan shall be deemed null and void and of no force and effect.
     13.9 Severability of Plan Provisions. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable (including the releases and exculpations set forth herein), the Bankruptcy Court shall have the power to alter and interpret such term or provision (including the power to strike, delete, or remove such term or provision) to make it or the Plan valid or enforceable to the maximum extent practicable, and such term or provision shall then be applicable as altered or interpreted, provided, however, notwithstanding any provision of this Plan to the contrary, the Bankruptcy Court may not, without the consent of the Debtor, alter, strike, delete or remove any portion of Articles 1.1.43, 10.8, 11.2, 11.2.3, or 11.3 of this Plan. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     13.10 No Admissions; Objection to Claims. Nothing in this Plan shall be deemed to constitute an admission that any Person as being the Holder of a Claim is the Holder of an Allowed Claim, except as expressly provided in this Plan. The failure of the Debtor to object to or examine any Claim for purposes of voting shall not be deemed a waiver of the Debtor’s rights to object to or reexamine such Claim in whole or in part (including, without limitation, for purposes of Distribution).
     13.11 No Bar to Suits. Except as otherwise provided in Article X of this Plan, neither this Plan nor confirmation hereof shall operate to bar or estop the Liquidating Agent, the Estate or Post-Confirmation Debtor from commencing any Cause of Action, or any other legal action against any Holder of a Claim or any other Person, whether such Cause of Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Cause of Action, or any other legal action was disclosed in any disclosure statement filed by the Debtor in connection with this Plan or whether or not any payment was made or is made on account of any Claim.
     13.12 Exhibits/Schedules. All exhibits and schedules to this Plan, including the Plan Supplement, and all attachments thereto, are incorporated into and are a part of this Plan as if set forth in full herein.
     13.13 Conflicts. In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, the terms of this Plan shall govern and control.
     13.14 Notices. Any notice required or permitted to be provided to the Debtor or the Liquidating Agent under this Plan shall be in writing and served by overnight courier service, facsimile transmission or certified mail, return receipt requested, addressed as follows:
The Debtor:
AtheroGenics, Inc.
Attention: Charles A. Deignan
8995 Westside Parkway
Alpharetta, Georgia 30004
with a copy to:
King & Spalding LLP
Attention: James A. Pardo, Jr.
1180 Peachtree Street
Atlanta, GA 30309
Facsimile: (404) 572-5100
The Liquidating Agent:
Hays Financial Consulting, LLC
Attention: S. Gregory Hays and Chris Tierney
Atlanta Financial Center
3343 Peachtree Road, Suite 200
Atlanta, GA 30326-1420
     13.15 Designated Notice. Notwithstanding any other provision of this Plan, when notice and a hearing is required with regard to any action to be taken after the Confirmation Date by the Post-Confirmation Debtor and/or the Liquidating Agent, Designated Notice shall be adequate.

     Dated this 14th day of April 2009.

Respectfully submitted, ATHEROGENICS, INC.
By:	/s/ Charles A. Deignan
	Name:	Charles A. Deignan
	Title:	President and Secretary

KING & SPALDING LLP

James A. Pardo, Jr.
Georgia Bar No. 561206
jpardo@kslaw.com
Michelle L. Carter
Georgia Bar No. 114571
mcarter@kslaw.com
1180 Peachtree Street
Atlanta, Georgia 30309-3521
Telephone: (404) 572-4600
Facsimile: (404) 572-5129

Counsel for the Debtor